UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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Sunrise Senior Living, Inc.
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April 20, 2012

Dear Fellow Stockholder:

We want to personally thank you for your continuing support of our company.

Our annual meeting of stockholders is coming up on May 2, and we are asking you to vote FOR Proposal 2 to approve a 3,000,000 share increase in the shares available for issuance under our 2008 Omnibus Incentive Plan, as amended (the “2008 Plan”), and to re-approve the material terms relating to performance-based compensation, as described in greater detail in the company’s proxy statement.

The 2008 Plan is a key element of our compensation program, and is administered by the Compensation Committee of our Board of Directors, which consists entirely of independent directors.

We believe that the significant progress we have made in turning our company around during the past 3+ years is the result of the focus and commitment of our management team and every one of our employees. We believe that equity awards under our 2008 Plan have contributed to our success and helped to align the interests of plan participants with those of our stockholders.

We recognize that many institutions look to advisory firms in deciding how to vote on proxy proposals. Glass Lewis & Co. has recommended that stockholders vote FOR Proposal 2.

Institutional Shareholder Services (“ISS”), on the other hand, has recommended a vote against this proposal. ISS’ recommendation is not due to any issue with our compensation or corporate governance policies. In fact, ISS recommended that stockholders vote in favor of approval of our executive compensation at this year’s annual meeting. Rather, ISS’ recommended vote on the share authorization is based solely on ISS’ estimate that the 2008 Plan’s cost exceeds a company-specific “allowable cap,” all as calculated by ISS under its proprietary shareholder value transfer methodology.

In making the critical voting decision on the share increase under the 2008 Plan, we ask that you take into consideration our improved financial performance, that at the end of 2011 we had only 352,732 shares available for grant under the 2008 Plan and the importance to our company’s continued success of our being able to make additional equity awards under the 2008 Plan. We also ask that you take several other favorable aspects of ISS’ analysis into account, which are described below. In addition, we note that our fully diluted overhang (giving effect to our 3,000,000 share request) is 16%, which is above the median but below the 75th percentile of the overhang for our peer group companies for compensation purposes.

For all the reasons provided below, we strongly encourage you to vote FOR Proposal 2.

ISS Metrics and Conclusions

ISS uses a number of metrics to evaluate companies and their equity plans, including the metrics described below. We satisfied ISS’ criteria with respect to each of the metrics described below, except for ISS’ shareholder value transfer metric. As to this latter metric, ISS’ methodology does not take into account our actual granting practice with respect to up to 2,000,000 of the requested 3,000,000 shares, which would decrease the estimated cost of the plan to stockholders.

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Total Shareholder Return (“TSR”) —ISS determined that our 1-year and 3-year TSR performance through December 31, 2011 of 18.9% and 56.8%, respectively, are in the 90th and 94th percentiles, respectively, relative to the results for Russell 3000 companies generally.

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CEO Pay vs. Performance — CEO compensation in 2011 was 1.09 times the median CEO compensation of ISS’ selected peer group. Comparing this metric to our TSR, ISS concluded that no CEO pay-for-performance disconnect exists at this time. ISS also noted favorably that most of the CEO’s compensation is performance based.

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Burn Rate — Our use of equity is disciplined. As calculated by ISS, our 3-year average burn rate is 3.02%, well below the ISS determined industry burn rate cap of 4.69%. In 2010, we committed to an average burn rate of 4.02% of our weighted average shares outstanding for 2010-2012. We will continue to honor this commitment if our stockholders approve our 3,000,000 share request.

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Total Potential Dilution (Fully Diluted Shares Outstanding) — ISS compared our total potential dilution (fully diluted shares outstanding) giving effect to our share request with our GICS group (3510 - Health Care Equipment & Services). As indicated in the table below, ISS determined that our total potential dilution was below the GICS median.

Total Potential Dilution (Fully Diluted Shares Outstanding)

Sunrise Senior Living, Inc.	14.29%
GICS median	14.90%
GICS average	10.51%
GICS 75th percentile	19.84%

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Shareholder Value Transfer (“SVT”)— ISS uses a proprietary shareholder value transfer metric to estimate the cost of a company’s equity plan, which it measures using a binomial option pricing model that assesses the amount of stockholders’ equity flowing out of the company to employees and directors. SVT is expressed as both a dollar amount and as a percentage of market value, and includes assumed values for the new shares proposed, shares available for grant and outstanding awards. For omnibus plans, unless limitations are placed on the most expensive types of awards, ISS assumes that all awards will be granted as the most expensive types.

For estimating the cost of our plan, ISS determined that options and SARs were the most costly awards and, therefore, its cost-based analysis assumed that all grants under our 2008 Plan will be in the form of options and SARs. ISS then compares the estimated cost to a company-specific allowable cap determined by ISS.

ISS calculated our SVT (as a percent of market value) at 17% and our company-specific allowable cap at 12%. Because our calculated SVT (as a percent of market value) exceeded the cap, ISS is recommending a vote against Proposal 2.

Because of the proprietary nature of its SVT metric, there is little transparency surrounding how ISS calculates our company-specific allowable cap. We, for example, do not know which companies are included in the comparator group or the extent to which those companies compare to our company. We also believe that our stock price may have greater volatility than the stock price of the companies in the comparator group, which can contribute to a higher estimated SVT than may be warranted. Thus, like other companies, we do not know the exact components included in the calculation of our allowable cap. There also is little transparency surrounding how award values are calculated, including ISS’ binomial option pricing model that ISS uses to value option grants.

Based on the information provided by ISS in its report, it is clear that the ISS estimated cost methodology did not take into account our actual granting practice with respect to up to 2,000,000 of the requested 3,000,000 shares, which would decrease the estimated cost of the plan to stockholders. In this regard, as indicted above, ISS assumed that all of our 3,000,000 share request would be granted as options or SARs. (ISS made a similar assumption as to the 352,732 shares that were available for grant on December 31, 2011.) This assumption ignores the fact that, as described on pages 58 and 59 of the company’s proxy statement, the Compensation Committee has already made grants, subject to stockholder approval of the proposed 3,000,000 shares request, of 2012-2014 performance units and restricted stock units for up to 2,000,000 shares in the aggregate. Thus, ISS attributed a higher cost for up to 2,000,000 of these shares than is reflected by the actual grants of performance units and restricted stock units.

ISS also attributed an option value of $6.75 per share to the 3,352,732 shares, which we understand is based on a 200-day average as of the most recent ISS data download. Using the closing price of our common stock of $5.96 per share on April 11, 2012, the day before ISS published its report, the option value for these shares would be significantly lower (even assuming all such shares would be issued as stock options, which, as indicated above, they will not be). In this regard, in our experience, an option typically would have a value in a range of 35% to 40 % of a company’s current stock price, depending on volatility, the length of the option, etc., or, in our case, between $2.09 per share and $2.38 per share based on a $5.96 share price.

We also note that the ISS allowable cap for our company at the time our stockholders in May 2010 last approved an increase in the shares available for award under our 2008 Plan was 15%. We do not know why the ISS allowable cap for our company has decreased from 15% at that time to the current cap of 12%.

Further, notwithstanding ISS’ SVT estimate, we believe, as reflected on page 57 of the company’s proxy statement, that our fully diluted overhang (giving effect to the proposed share increase) of 16% is reasonably in line with the overhang of our peer group companies for compensation purposes (above the median but below the 75th percentile).

Our evolving compensation program has prioritized the alignment of our management team with stockholder interests and has included a greater use of performance units, restricted stock and restricted stock units. Equity compensation has enabled us to assemble the current leadership team that has fueled our increased financial stability and improved performance. As we continue to experience success and deliver value to our stockholders, we believe it is critical that we continue to have the ability to compensate our employees through equity grants.

Accordingly, we strongly recommend that you consider our recent financial progress and the critical role that equity awards play in our overall compensation program in voting FOR Proposal 2.

Sincerely,

/s/ Glyn F. Aeppel

Glyn F. Aeppel

Chair of the Compensation Committee

/s/ Mark S. Ordan

Mark S. Ordan

Director and Chief Executive Officer

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